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                                                                     Exhibit 8.1






October 19, 1994



Metropolitan Financial Corporation
1000 Metropolitan Centre
333 South Seventh Street
Minneapolis, Minnesota  55402

Ladies and Gentlemen:

You have requested our opinion with respect to the federal income tax consequences of the proposed merger ("Merger") of Metropolitan Financial Corporation, a Delaware corporation ("MFC") with and into First Bank System, Inc., a Delaware corporation ("FBS") with FBS to be the surviving corporation. As a result of the Merger, all of the outstanding shares of MFC Common Stock will be converted into shares of FBS Common Stock, except for cash paid in lieu of fractional shares. In addition, pursuant to the Merger (i) shares of MFC Preferred Stock will be converted into the right to receive cash (ii) shares of FBS Common Stock will be transferred to certain shareholder/employees of MFC in connection with the termination of certain stock options to purchase MFC Common Stock, and (iii) FBS will provide for the assumption and substitution of certain options or warrants to acquire MFC Common Stock with similar options or warrants to acquire FBS Common Stock. Our opinion has been requested by MFC on its own behalf and on behalf of its shareholders and it is being rendered to MFC pursuant to Section 6.1 of the Agreement of Merger and Consolidation by and between FBS and MFC dated July 21, 1994 (the "Merger Agreement") exclusively for that purpose. No other individual or entity, whether or not a party to the Merger, may rely upon this opinion without the express prior written consent of both MFC and the undersigned. Capitalized terms used in this opinion not otherwise defined herein that are defined in the Merger Agreement will have the meaning given to those terms in the Merger Agreement.



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In acting as counsel for MFC and arriving at the opinion expressed below, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and certificates of officers and representatives of MFC and FBS (which we have relied upon as true in this opinion without our having performed any independent verification as to the accuracy of the representations).

The following opinion is based upon the existing provisions of the Code and regulations thereunder and upon current Internal Revenue Service published rulings and existing court decisions, any of which could be changed at any time. Any such changes may be retroactive and could significantly modify the opinion expressed herein. We have no duty, and do not intend, to update or modify this opinion for changes in the applicable law, regulations or interpretations occurring after the date hereof. Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusion. Because this opinion is being rendered at a date prior to the Effective Date, it assumes that there will be no changes in the terms of the transaction described in the Merger Agreement or in the underlying facts or law between the date of this opinion and the Effective Date, and that the Merger and related transactions will be consummated as presently provided for in the Merger Agreement.

In connection with the consummation of the transactions described in the Merger Agreement, we have made certain assumptions related to those transactions. Such assumptions are as follows:

a. The Merger of MFC with and into FBS, as described in the Merger Agreement, will qualify as a statutory merger under applicable state law and will be undertaken for valid business reasons.

b. The fair market value of the shares of FBS Common Stock received by the holders of MFC Common Stock will be approximately equal to the fair market value of the MFC Common Stock surrendered in exchange therefor.


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c.   There is no plan or intention by the shareholders of MFC to sell, exchange or otherwise dispose of a number of shares of FBS Common Stock to be received in the transaction that will reduce their ownership to a number of shares having a value, as of the date of the transaction, of less than 50 percent of the value of all of the formerly outstanding stock of MFC as of the same date. For purposes of this assumption, shares of MFC Common Stock exchanged for cash in lieu of fractional shares will be treated as outstanding MFC Common Stock immediately prior to the Merger.

d. FBS has no plan or intention to reacquire any of the FBS Common Stock to be issued in the Merger.

e. FBS has no plan or intention to sell or otherwise dispose of any of the assets of MFC acquired pursuant to the Merger, except for dispositions made in the ordinary course of business.

f. The liabilities of MFC to be assumed by FBS, and the liabilities to which transferred assets of MFC are subject were incurred by MFC in the ordinary course of its business. The assumption by FBS of MFC liabilities pursuant to the Merger is for a bona fide business purpose and the principal purpose of such assumption is not the avoidance of federal income tax on the transfer of assets of MFC to FBS pursuant to the Merger.

g. Following the transaction, FBS will continue the historic business of MFC or use a significant portion of the historic business assets of MFC in a business.

h. FBS, MFC and the shareholders of MFC will pay their respective expenses, if any, incurred in connection with the Merger. FBS will make the cash payments for fractional share interests.

i. There is no intercorporate indebtedness existing between FBS and MFC that was issued, acquired or will be settled at a discount.

j. Neither FBS nor MFC is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

k. MFC is not under the jurisdiction of a court in a Title 11 or similar case under the meaning of Section 368(a)(3)(A) of the Code. The transaction does not involve a receivership, foreclosure, or other similar proceeding before a federal or state agency involving a financial institution to which Sections 585 or 593 of the Code applies.


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l.   The fair market value and adjusted tax basis of the assets of MFC transferred to FBS will equal or exceed the sum of the liabilities assumed by FBS, plus the amount of liabilities, if any, to which the transferred assets are subject.

m. The payment of cash in lieu of fractional shares of FBS Common Stock is solely for the purpose of avoiding the expense and inconvenience to FBS of issuing fractional shares and does not represent separately bargained for consideration.

n. None of the compensation received by any shareholder/employee of MFC pursuant to any employment, consulting or similar arrangement is or will be separate consideration for, or allocable to, any of such shareholder's/employee's shares of MFC Common Stock. None of the shares of FBS Common Stock received by any shareholder/employee of MFC pursuant to the Merger (other than any shares received in connection with the termination of certain stock options to purchase MFC Common Stock), are or will be separate consideration for, or allocable to, any such employment, consulting or similar arrangement. The compensation paid to any shareholder/employee of MFC pursuant to any such employment, consulting or similar arrangement is or will be for services actually rendered and will be commensurate with the amount paid to third parties bargaining at arm's-length for similar services.

Based on the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that consummation of the Merger (pursuant to the terms of the Merger Agreement) will result in the following federal income tax consequences:

1. The Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

2. Except as provided in paragraph 3 below (relating to cash received in lieu of fractional shares), no gain or loss will be recognized by any holder of MFC Common Stock with respect to the conversion of their MFC Common Stock into FBS Common Stock pursuant to the Merger.



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3.   The payment of cash to a holder of MFC Common Stock in lieu of issuing a fractional share interest of FBS Common Stock will be treated for federal income tax purposes as if the fractional share interest was distributed as part of the Merger exchange and then was redeemed by FBS. The cash payment will consequently be treated as having been received in exchange for the stock interest redeemed as provided in Section 302 of the Code, and generally gain or loss will be recognized by the shareholder measured by the difference between the cash received in lieu of the fractional share interest and the shareholder's adjusted tax basis that is allocated to such fractional share.

4. The aggregate tax basis of the FBS Common Stock received by a MFC shareholder in the Merger (including the basis allocable to fractional shares deemed issued and then redeemed) will be the same as the aggregate tax basis of the MFC Common Stock converted into FBS Common Stock.

5. The holding period of FBS Common Stock (including any fractional shares deemed issued and then redeemed) received by a MFC shareholder in exchange for the MFC Common Stock pursuant to the Merger will include the holding period of the MFC Common Stock that was converted into FBS Common Stock, provided that such MFC Common Stock of such MFC shareholder was held as a capital asset at the time of the Merger.

The foregoing opinion is qualified, and no opinion is expressed, as to the income tax consequences, if any, with respect to (i) the conversion of MFC Preferred Stock into the right to receive cash pursuant to Section 1.2 of the Merger Agreement; (ii) the transfer of shares of FBS Common Stock to certain shareholder/employees of MFC in connection with the termination of certain stock options to purchase MFC Common Stock pursuant to Section 5.14(a) of the Merger Agreement; or (iii) the assumption and substitution of options or warrants to acquire MFC Common Stock with similar options or warrants to acquire FBS Common Stock as provided for in Sections 5.14(a), (b) or (c) of the Merger Agreement.

Our opinion is limited only to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. The foregoing opinion represents our best judgment as to the probable outcome of the tax issues discussed and is not binding on the Internal Revenue Service. We can give no assurance that the Internal Revenue Service will not challenge our conclusions and prevail in the courts in such a manner as to cause adverse tax consequences to FBS, MFC or MFC shareholders.


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The foregoing opinion is based upon and limited exclusively to the Federal income tax laws of the United States. No opinion is rendered with respect to foreign, state or local tax matters or the tax treatment of any persons or entities other than the MFC shareholders.

We are furnishing this opinion to you solely for your benefit in connection with the transactions described above. It is not to be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to its use as part of the Registration Statement and to the use of our name in the Prospectus/Proxy Statement constituting a part of the Registration Statement.

Very truly yours,




OPPENHEIMER WOLFF & DONNELLY